Exhibit 99.1

BioTime, Inc. Awarded $733,000 in Grants Under Qualifying Therapeutic Discovery Project Program

- Funding advances BioTime’s therapeutic programs -

ALAMEDA, Calif.--(BUSINESS WIRE)--November 3, 2010--BioTime, Inc. (NYSE Amex: BTX) announced today that it has been awarded three grants totaling approximately $733,000 under the U.S. Government's Qualifying Therapeutic Discovery Project (“QTDP”) program. The QTDP program was part of the Patient Protection and Affordable Care Act signed into law on March 23, 2010.

The QTDP was created by Congress to support investment in qualified biomedical projects that “show potential to develop new therapies, address unmet medical needs, and reduce the long-term growth of healthcare costs.” A qualifying therapeutic discovery project is one designed to diagnose, treat or prevent diseases or conditions by conducting preclinical studies or clinical trials or carrying out research protocols for the purpose of securing approval from the Food and Drug Administration.

The grants awarded BioTime were for the maximum amount allowed for three of the Company's programs: Orthopedic product development, the ACTCellerateTM platform, and the Company’s ReCyteTM program.

The Orthopedic Program

Through its subsidiary OrthoCyte Corporation, BioTime is developing novel cell progenitors of cartilage. These cell types differ from mesenchymal stem cells in that they display markers of diverse types of cartilage and do not show markers of hypertrophy, which has hindered past attempts to regenerate cartilage damaged as a result of osteoarthritis.

The ACTCellerateTM Initiative

ACTCellerateTM is a technology that yields greater than 140 highly purified and scalable human cell types. These lines are in varied stages of preclinical development. We are presently marketing many of these cell lines through our subsidiary Embryome Sciences, Inc. and we expect to add additional lines to our product offerings by the end of the year.

The ReCyteTM Program

ReCyte is a proprietary technology to transform cells from the human body (such as those in the skin) back to an embryonic state, resetting the telomere clock of cellular aging, resulting in patient-specific pluripotent stem cells capable of becoming any cell type of the human body. Generically referred to as “induced pluripotent stem (iPS) cell technology, this facile method of reprogramming cells may have numerous important applications ranging from its use to match cells to patients to prevent rejection to use in basic biomedical research.

To be eligible for funding under the QTDP program, projects must show reasonable potential to result in new therapies to treat areas of unmet medical need; prevent, detect, or treat chronic or acute disease and conditions; reduce long-term health care costs in the United States; or significantly advance the goal of curing cancer within a 30-year period. In addition, preference was given to projects that showed the greatest potential to create and sustain (directly or indirectly) high quality, high-paying jobs in the United States, and advance United States competitiveness in the fields of life, biological, and medical sciences. Projects were selected jointly by the Treasury Department and the Department of Health and Human Services.

"We are grateful for the federal support of these three therapeutic programs in the field of regenerative medicine," said Michael D. West, Ph.D., President and Chief Executive Officer of BioTime. “We believe this additional funding will facilitate our recruitment of highly experienced talent into our subsidiaries. In addition, funding under the QTDP program is non-dilutive to our shareholders.”

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc. BioTime’s therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime’s majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has optioned its OpRegenTM retinal cell product for use in the treatment of Age-related Macular Degeneration (AMD). BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the therapeutic applications of stem cell technology in cancer. BioTime’s Singapore subsidiary, ES Cell International Pte Ltd, has been at the forefront of advances in human embryonic stem (“hES”) cell technology, having been one of the earliest distributors of hES cell lines to the research community. ESI has produced clinical-grade human embryonic stem cell lines that were derived following principles of good manufacturing practice and currently offers them for potential use in therapeutic product development. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, Embryome Sciences, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com